Exhibit 16.1

February 10, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sirs/Madams:

We have read 4.01 of China Green Agriculture, Inc. (the “Company”) Form 8-K to be filed with the Securities and Exchange Commission on or about February 10, 2020. We agree with all statement pertaining to us. We have no basis to agree or disagree with other matters of the Company reported therein.

Regards,

/s/ KSP Group, Inc.